Exhibit 99.1

THE MARCUS CORPORATION ANNOUNCES AMENDMENTS TO BY-LAWS

Board amends by-laws to allow virtual annual meeting option

Milwaukee, April 9, 2020 . . . . On April 9, 2020, the Board of Directors of The Marcus Corporation (NYSE: MCS) approved amendments to the company’s by-laws to provide the option of holding the annual meeting of shareholders via remote communication in addition to the traditional in-person meeting format in which shareholders attend at a scheduled location.

Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of participants, the company will hold its 2020 Annual Meeting of Shareholders in virtual format only. The Marcus Corporation will provide information regarding the date, time and location of the 2020 Annual Meeting of Shareholders in the company’s proxy statement and proxy materials to be filed with the Securities and Exchange Commission in the near term.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,110 screens at 91 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

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